Exhibit 99.1
Dear Stockholder:
RE: 2008 Board of Directors Election
I am pleased to present the official ballot and information needed for your company to cast its votes in the 2008 election of directors for NCB. The board of directors has fixed December 31, 2007, as the record date for the determination of stockholders entitled to vote in the 2008 election. The votes allocated to your company are shown on the ballot.
The stockholders will elect four candidates to fill the vacancies in the 12 stockholder-elected directorships. All directors are elected to serve three-year terms.
This year NCB is adapting a web based ballot in addition to the traditional paper ballot. You have the option of casting your votes either in a paper form by regular mail or electronically via the web. Specific instructions for either method are enclosed. Whichever method you select, the ballots must be either delivered by regular mail or cast through the internet site on or before April 11, 2008.
On behalf of the board of directors, I appreciate your participation, and encourage you to cast your ballot.

Sincerely, William F. Casey Chair NCB Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008

The 2008 annual meeting of the stockholders of NCB will be held on Thursday, May 1, 2008 at 5:00 p.m., at the Navy Heritage Center — United States Navy Memorial, 701 Pennsylvania Avenue, NW, Washington, D.C.
The board of directors and management look forward to personally greeting those stockholders able to attend, and will respond to questions you may have concerning NCB.
Upon request, a copy of NCB’s 2007 Annual Report will be mailed to stockholders under a separate cover.

Very truly yours, Irrainna Blackmon-Corbin Corporate Secretary NCB

2008 Board of Directors
Official Election Ballot
Place an “X” next to any four (4) candidates of your choice.
Roger Collins*
Consumer Goods
Steven Cunningham*
Consumer Goods
Wilson H. Beebe, Jr.
Other
Peter A. Conrad
Consumer Services
Bill Kooistra
Consumer Services
Alfred Plamann
Low Income
*incumbent
Ballot Instructions
•	Members casting their vote by mail must use this original, Official Election Ballot form, no substitutes will be allowed.

•	Votes should be cast by placing an “X” in the box next to the name of each selected candidate. In the event your selection needs to be changed, please cross out the incorrect selection by drawing a line through the candidate’s name.

•	You may vote for four (4) of the six (6) candidates. Ballots indicating more than four (4) selections will not be counted.

•	Ballots must be cast by an official of the cooperative stockholder in order to be counted.

•	If you are casting this paper ballot, in order to be counted, the ballot must be received by the independent teller, Survey & Ballot Systems, PO Box 46430, Eden Prairie, MN 55344 no later than April 11, 2008. Please use the self-addressed envelope enclosed with this packet. Hand-delivered ballots will not be counted.
The undersigned officer of the cooperative casting this ballot acknowledges receipt of notification of the National Consumer Cooperative Bank annual meeting and certifies that he/she is authorized to cast ballots on behalf of the cooperative stockholder.

Signature of Authorized Representative	Date

ELECTION OF DIRECTORS
The stockholders are holding an election to elect four directors among the six candidates nominated to fill four vacancies on the board of NCB.
Nominees for election are qualified as representatives of five classes of cooperatives. The election rules require that the election be conducted in such a manner so as to ensure that each of the five cooperative classes shall be represented by at least one and no more than three directors.
Listed below, by class are all of the stockholder-elected directorships currently filled by incumbent directors who will continue to serve out their terms; and the number of directorships available in each class.
Stockholder-Elected Directorships

Class of			Incumbent	Available
Cooperative	Minimum	Maximum	Seats 2008	Seats 2008

Consumer Services	1	3	1	2

Low Income	1	3	2	1

Other	1	3	2	1

Housing	1	3	2	1

Consumer Goods	1	3	1	2
Under the election rules, the four nominees receiving the highest vote shall be elected, subject to the maximum and minimum limitations imposed on each class. Stockholders may vote for any four nominees.

Voting Instructions
     Voting by Mail:
•	Members casting their vote by mail must use the original Official Election Ballot form, no substitutes will be allowed.

•	Mark your selections by placing an X in the box next to the candidate of your choice.

•	Do not mail to the NCB Office

•	Detach ballot and place in the enclosed return envelope. Mail to Survey & Ballot Systems, PO Box 46430, Eden Prairie, MN 55344. Envelopes must be received no later than April 11, 2008. Please allow sufficient time for delivery.
     Voting Online:
•	Go to https://www.directvote.net/ncb to access the login page of the official 2008 NCB election.

•	Above and to the left is your ID Number and your E-Signature (election passcode). Use both of these numbers to login.

•	Once registered, follow the online voting instructions.

•	Online voting begins February 25, 2008 and ends at 11:59 AM ET, April 11, 2008.

If you have any problems voting online, please e-mail support@directvote.net

     Incumbent — Consumer Goods
     Roger Collins is President and Chief Executive Officer of Harp’s Food Stores, Inc., a regional grocery chain located in Arkansas, Oklahoma, and Missouri. He currently serves on the board of directors of Associated Wholesale Grocers. Mr. Collins has a B.S. in economics from Rice University and an MBA from the University of Texas at Austin.
     Incumbent — Consumer Goods
     Steven F. Cunningham is President Emeritus of IMARK Group, Inc., a purchasing cooperative of independently owned electrical suppliers and equipment wholesalers located in Oxon Hill, Maryland. He currently serves as President and Director of Elite Distributors Insurance Co., located in Grand Cayman. He also serves as a director of Mutual Services Cooperative and is currently chair of the National Cooperative Business Association’s Board of Directors. Mr. Cunningham has a bachelor’s degree in accounting from Lehigh University, Bethlehem, Pennsylvania.
     Other
     Wilson H. Beebe, Jr. has been the President and CEO of Thanexus, Incorporated since 1985. Thanexus, Inc. is a cooperative of privately owned funeral businesses that exist to consolidate their human resource, employee benefit and financial service functions. Mr. Beebe also serves as the head of each of Thanexus, Inc’s affiliated organizations. He has served on the board of directors of the National Cooperative Business Association (NCBA) for almost five years.
     Consumer Services
     Peter A. Conrad is the Executive Vice President, Treasurer, Corporation Clerk and Chief Operating Officer of the Cooperative Central Bank in Boston, Massachusetts. He is President elect and is scheduled to succeed William Casey as President and CEO on May 1, 2008. Mr. Conrad has been a trustee of the Cooperative Banks Employees Retirement Association (CBERA) and the Cooperative Banks Employees Benefit Association (CBEBA) since June, 2005.
     Consumer Services
     Bill Kooistra is the Chief Financial Officer of Frontier Natural Products Cooperative in Norway, Iowa which specializes in natural and organic products. In the past, he has been a partner in a CPA firm doing annual audits and providing strategic planning assistance to numerous agricultural cooperatives.
     Low Income
     Alfred A. Plamann is President and CEO of Unified Western Grocers, formerly known as Certified Grocers of California, Ltd. in Commerce, California. Mr. Plamann was the Senior Vice President and Chief Financial Officer of Certified Grocers from 1989 to 1993. He has served in an executive capacity with Atlantic Richfield Co. (ARCO) and has served on the board of directors of several of Unified’s subsidiaries. Additionally, he has served on the board of directors of the National American Wholesale Grocers Association (NAWGA) and the California Grocer’s Association (CGA), and is a member of the board of directors of the Food Marketing Institute (FMI), the Greater Los Angeles Area of the Chamber of Commerce and the board of the Weingart Center, a homeless shelter in Los Angeles. He holds a B.S. in accounting and real estate from the University of Colorado and an MBA from the Wharton School of the University of Pennsylvania. Mr. Plamann served as a NCB director from 1995 to 2001 and from 2003 to 2007.